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WATERS INSTRUMENTS, INC.
1995 STOCK OPTION PLAN
AMENDMENT NO. 1
DATED OCTOBER 28, 1999

     On October 28, 1999, the Board of Directors of Waters Instruments, Inc. approved the following amendment to the Company's 1995 Stock Option Plan to increase the shares available pursuant to Section 5 of the Plan from 150,00 to 375,000, which amendment was approved by the shareholders on March 15, 2000:

      NOW, THEREFORE, RESOLVED, that the number of shares of Common Stock of the Company reserved for issuance in connection with grants of options under the Stock Option Plan shall be increased to a total of 375,000 shares.

John A. Grimstad, Secretary Waters Instruments, Inc.

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WATERS INSTRUMENTS, INC. 1995 STOCK OPTION PLAN AMENDMENT NO. 1 DATED OCTOBER 28, 1999